EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Travelzoo Inc.:
     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-121076 and 333-119700) and on Form
S-8 (No. 333-116093) of Travelzoo Inc. of our report dated March 15, 2006, with respect to the consolidated balance sheets of Travelzoo Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Travelzoo Inc.
/s/ KPMG LLP
Mountain View, California
March 15, 2006

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